Towerstream Reports Fourth Quarter and Full Year 2009 Results

Average Revenues from new customers increased 5% and Customer Churn decreased 16% for the fourth quarter

Middletown, RI, March 17, 2010 – Towerstream (NASDAQ: TWER), a leading wireless Internet service provider currently operating in ten major metropolitan areas, announced results for the fourth quarter and year ended December 31, 2009.

Fourth Quarter Operating Highlights:

•	Revenues increased 26% to $4.0 million during the fourth quarter 2009 compared to the same period last year
•	ARPU for new customers increased 5% to $561 in the fourth quarter 2009 compared to $536 in the third quarter 2009
•	Tenth market, Philadelphia, launched in December 2009
•	Customer churn for the fourth quarter 2009 was 1.43% compared to 1.71% during the third quarter 2009
•	Adjusted EBITDA improved to a loss of $0.3 million in the fourth quarter 2009 compared to a loss of $0.5 million in the third quarter 2009 and a loss of $1.5 million during the same period last year
•	Adjusted Market EBITDA increased 25% to $2.0 million in the fourth quarter 2009 from $1.6 million in the third quarter 2009
•	Gross margin remained strong at 75% during the fourth quarter 2009 which represented a 9% increase from 69% in the fourth quarter 2008

Management Comments:

“I am very pleased with the Company’s solid execution throughout the year given our ability to maintain steady recurring revenue growth and improve our churn rate in a tough operating environment,” stated Jeff Thompson, President and Chief Executive Officer.  “We entered the new year with momentum and believe we are well positioned to benefit from the improving economy as we execute our growth strategy both organically and through acquisitions. I am excited about the recently announced acquisition of Sparkplug’s Chicago and Nashville business assets, as it will allow the Company to increase its scale and achieve Adjusted EBITDA profitability once fully integrated. Towerstream will continue to look for value opportunities that can speed our growth and expand our coverage.”

“We continued our steady march towards Adjusted EBITDA profitability during the fourth quarter,” stated Joseph Hernon, Chief Financial Officer. “Cash flow generated by our market operations increased 25% to $2.0 million as we continue to add customers onto our network at low marginal costs. We maintained tight controls over capital expenditures in the fourth quarter and were able to beat our 2009 target of $5.0 million.”

Selected Financial Data and Key Operating Metrics:
(All dollars are in thousands except ARPU)

	(Unaudited)
	Three months ended
	12/31/2009	9/30/2009	12/31/2008 *
Selected Financial Data
Revenues	$4,042	$3,783	$3,210
Gross margin	75%	75%	69%
Operating expenses (1)	5,608	5,556	5,936
Operating loss (1)	(1,566)	(1,773)	(2,726)
Net loss (1)	(1,972)	(2,138)	(2,823)
Adjusted EBITDA (2)	(263)	(530)	(1,526)
Capital expenditures	$1,165	$1,657	$1,755
Key Operating Metrics
Churn rate (2)	1.43%	1.71%	1.23%
ARPU (2)	$715	$731	$828
ARPU of new customers (2)	561	536	773

	(Audited)
	Years ended
	12/31/2009	12/31/2008 *
Selected Financial Data
Revenues	$14,915	$10,656
Gross margin	75%	63%
Operating expenses (1)	22,347	24,103
Operating loss (1)	(7,432)	(13,447)
Net loss (1)	(8,625)	(13,377)
Adjusted EBITDA (2)	(2,537)	(9,241)
Capital expenditures	$4,848	$7,684
Key Operating Metrics
Churn rate (2)	1.67%	1.24%
ARPU (2)	$715	$828
ARPU of new customers (2)	546	806

* Certain reclassifications of prior period amounts have been made to conform to current year presentation.
(1) Includes stock-based compensation of $227, $189 and $202, respectively and $803 and $899, respectively.
(2) See Non-GAAP Measures below for a definition and reconciliation of Adjusted EBITDA, and definitions of Churn, ARPU and ARPU of new customers.

Analysis of Results of Operations and Financial Condition

Fourth Quarter 2009 Results of Operations

Revenues for the fourth quarter 2009 increased 7% from the third quarter 2009 and increased 26% compared to the fourth quarter 2008.  These increases were driven by growth in our customer base from approximately 1,300 customers at the end of the fourth quarter 2008 to approximately 1,900 at the end of the fourth quarter 2009.

ARPU of new customers in the fourth quarter 2009 increased 5% compared to the third quarter 2009 and decreased 27% compared to the fourth quarter 2008.  ARPU of all customers in the fourth quarter 2009 decreased 2% compared to the third quarter 2009 and decreased 14% compared to the fourth quarter 2008.  New customers continued to be cautious in their purchasing decisions which resulted in ARPU values below historical levels.

Customer churn during the fourth quarter 2009 was 1.43% compared to 1.71% during the third quarter 2009 and 1.23% during the fourth quarter 2008.  The sequential improvement from third quarter 2009 represents a concerted effort to improve customer service and reduce churn.  The higher churn in the fourth quarter 2009 compared to the fourth quarter 2008 reflects the effect of the ongoing economic recession on the Company’s commercial customer base.

Gross margin remained stable in the fourth quarter 2009 compared to the third quarter 2009 and increased 9% compared to the fourth quarter 2008.  The year-over-year improvement in gross margin primarily related to a 43% increase in the number of customers, and the Company’s ability to add these customers onto its network at relatively low marginal cost.

Sales and marketing expenses in the fourth quarter 2009 decreased 13% compared to the third quarter 2009 and decreased 30% compared to the fourth quarter 2008. The sequential decrease from the third quarter 2009 primarily related to a 13% decrease in payroll and commissions expense. The decrease from fourth quarter 2008 is related to lower department headcount which averaged 66 in the fourth quarter 2009 and 106 in fourth quarter 2008.  During 2009, the Company’s sales and marketing strategy evolved towards the enhanced use of Internet-based marketing programs which has both increased qualified leads and enabled the Company to reduce headcount. Sales and marketing headcount includes marketing, direct sales which includes account executives and sales managers, and indirect sales which includes sales operations, support and administration.

General and administrative expenses increased 6% in the fourth quarter 2009 compared to the third quarter 2009 and increased 2% compared to the fourth quarter 2008. Higher payroll and stock-based compensation expense represented 73% of the sequential increase.

Net loss decreased 8% in the fourth quarter 2009 compared to the third quarter 2009 and decreased 30% compared to the fourth quarter 2008.  The sequential improvement reflects a 7% increase in revenues, partially offset by a 1% increase in operating expenses. The year-over-year improvement of 30% is attributable to a 26% increase in revenues and a 6% decrease in operating expenses.

2009 Full Year Results of Operations

Revenues for 2009 increased 40% compared to 2008.  This increase primarily related to growth in our customer base from approximately 1,300 customers at the end of 2008 to approximately 1,900 at the end of 2009.

ARPU of new customers in 2009 decreased 32% compared to 2008.  ARPU of all customers in 2009 decreased 14% compared to 2008. New customers continued to be cautious in their purchasing decisions which resulted in ARPU values for new customers below historical levels.   This caused a decrease in ARPU for all customers.

Customer churn for 2009 of 1.67% increased compared to 1.24% for 2008.  The higher churn reflects the effect of the ongoing economic recession on the Company’s commercial customer base.

Gross margin increased by 19% in 2009 compared to 2008. The improvement primarily related to a 43% increase in the number of customers, and the Company’s ability to add these customers onto its network at relatively low marginal cost.

Customer support expenses in 2009 increased 7% compared to 2008.  The increase reflects staffing additions and other costs incurred to support our growing customer base.  The Company remains focused on maintaining high levels of customer service and reducing churn.

Sales and marketing expenses in 2009 decreased 26% compared to 2008.  The decrease is primarily related to lower department headcount which averaged 82 in 2009 and 123 in 2008.

General and administrative expenses decreased 7% in 2009 compared to 2008. Lower stock-based compensation charges, taxes, and professional fees represented 78% of the decrease.

Net loss decreased 36% in 2009 compared to 2008.  The decrease is related to a 40% increase in revenues and a 7% decrease in operating expenses.

Operating Outlook and Guidance:

•	Revenues for the first quarter 2010 are expected to range between $4.2 million to $4.3 million

•	Adjusted EBITDA loss for the first quarter 2010 is expected to range between $0.1 million to $0.2 million

Non-GAAP Measures

The terms “Adjusted EBITDA,” “Churn,” “Churn rate,” ”ARPU,” and “Market Cash Flow” are measurements used by Towerstream to monitor business performance and are not recognized measures under generally accepted accounting principles (“GAAP”).  Accordingly, investors are cautioned in using or relying upon these measures as alternatives to recognized GAAP measures.  Our methods of calculating these measures may differ from other issuers and, accordingly, may not be comparable to similar measures presented by other issuers.

We focus on Adjusted EBITDA as a principal indicator of the operating performance of our business.  EBITDA represents net income (loss) before interest, income taxes, depreciation and amortization.  We define Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, stock-based compensation, gain or loss on disposal of property and equipment, gain or loss on derivative instruments, and other non-operating income or expenses.  Adjusted EBITDA for a market also excludes corporate overhead expenses and other centralized costs.  We believe that Adjusted EBITDA trends are insightful indicators of our markets’ relative performance, and  whether our markets are able to produce sufficient market cash flow to fund working capital and capital expenditure needs.

The terms “Churn” and “Churn rate” refer to the percent of revenue lost on a monthly basis from customers disconnecting from our network or reducing the amount of their bandwidth.  The term “ARPU” refers to the monthly average revenue per user, or customer, being generated from those customers under contract at the end of each indicated period.  We calculate ARPU by dividing our monthly recurring revenue (“MRR”) at the end of a period by the number of customers generating that MRR.  ARPU of new customers is calculated in the same manner but only includes new customers who entered into contracts during the indicated period.  Market Cash Flow represents the amount of cash generated in a market after deducting a market’s direct operating expenses from that market’s revenues.  Market Cash Flow does not include (i) centralized costs which support all markets collectively or (ii) any network related capital expenditures incurred in a market.

The Non-GAAP measure, Adjusted EBITDA, has been reconciled to Net loss as follows:

All amounts are in thousands except per share amounts

	Three months ended
	12/31/2009	9/30/2009	12/31/2008*
Reconciliation of Non-GAAP to GAAP:
Adjusted EBITDA	$(263)	$(530)	$(1,526)
Interest expense	(187)	(185)	(115)
Interest income	1	4	18
Loss on derivative financial instruments	(219)	(184)	-
Loss on property and equipment	(7)	(18)	(62)
Depreciation	(1,070)	(1,036)	(936)
Stock-based compensation	(227)	(189)	(202)
Net loss	$(1,972)	$(2,138)	$(2,823)

	Years ended
	12/31/2009	12/31/2008*
Reconciliation of Non-GAAP to GAAP:
Adjusted EBITDA	$(2,537)	$(9,241)
Interest expense	(740)	(509)
Interest income	27	578
Loss on derivative financial instruments	(479)	-
Loss on property and equipment	(58)	(83)
Depreciation	(4,035)	(3,223)
Stock-based compensation	(803)	(899)
Net loss	$(8,625)	$(13,377)

* Certain reclassifications of prior period amounts have been made to conform to current year presentation.

Summary Condensed Consolidated Financial Statements
	(Audited)
	December 31, 2009	December 31, 2008
Assets
Current Assets
Cash and cash equivalents	$14,041	$24,740
Accounts receivable, net	403	280
Other	258	319
Total Current Assets	14,702	25,339

Property and equipment, net	13,635	12,891

Other assets	1,166	1,058

Total Assets	29,503	39,288

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	1,056	1,395
Accrued expenses	1,086	861
Deferred revenues	1,029	986
Short-term debt, net of discount	-	2,607
Other	79	78
Total Current Liabilities	3,250	5,927

Long-Term Liabilities
Derivative liabilities	567	-
Other	275	354
Total Long-Term Liabilities	842	354
Total Liabilities	4,092	6,281

Stockholders’ Equity
Common stock	35	34
Additional paid-in-capital	55,127	54,852
Accumulated deficit	(29,751)	(21,879)
Total Stockholders’ Equity	25,411	33,007
Total Liabilities and Stockholders’ Equity	$29,503	$39,288

	(Unaudited)		(Audited)
	Three months ended December 31,		Years ended December 31,
	2009	2008	2009	2008

Revenues	$4,042	$3,210	$14,915	$10,656

Operating Expenses
Cost of revenues (exclusive of depreciation)	1,018	982	3,690	3,891
Depreciation	1,070	936	4,035	3,223
Customer support services	555	566	2,133	1,997
Sales and marketing	1,205	1,725	5,546	7,536
General and administrative	1,760	1,727	6,943	7,456
Total Operating Expenses	5,608	5,936	22,347	24,103
Operating Loss	(1,566)	(2,726)	(7,432)	(13,447)
Other (Expense) Income
Interest income	1	18	27	578
Interest expense	(187)	(115)	(740)	(509)
Loss on derivative financial instruments	(219)	-	(479)	-
Other, net	(1)	-	(1)	1
Total Other (Expense) Income	(406)	(97)	(1,193)	70
Net Loss	$(1,972)	$(2,823)	$(8,625)	$(13,377)
Net loss per common share	$(0.06)	$(0.08)	$(0.25)	$(0.39)
Net loss per common share excluding stock-based compensation	$(0.05)	$(0.08)	$(0.23)	$(0.36)
Weighted average common shares outstanding – basic and diluted	34,634	34,567	34,607	34,544

	(Audited)
	Years ended December 31,
	2009	2008
Cash Flows From Operating Activities
Net loss	$(8,625)	$(13,377)
Non-cash adjustments:
Depreciation	4,035	3,223
Stock-based compensation	803	899
Other	1,079	555
Changes in operating assets and liabilities	(272)	827
Net Cash Used In Operating Activities	(2,980)	(7,873)

Cash Flows From Investing Activities
Acquisitions of property and equipment	(4,848)	(7,684)
Other	(96)	(412)
Net Cash Used In Investing Activities	(4,944)	(8,096)

Cash Flows From Financing Activities
Repayment of capital leases	(25)	(48)
Repayment of short-term debt	(2,750)	-
Net Cash Used In Financing Activities	(2,775)	(48)

Net Decrease In Cash and Cash Equivalents	(10,699)	(16,017)
Cash and Cash Equivalents – Beginning	24,740	40,757
Cash and Cash Equivalents – Ending	$14,041	$24,740

Market data for the three months ended December 31, 2009
(in thousands)
Market	Revenues	Cost of Revenues(1)	Gross Margin(1)		Operating Costs	Adjusted Market EBITDA
New York	$1,353	$247	$1,106	82%	$295	$811
Boston	1,018	163	855	84%	153	702
Los Angeles	585	104	481	82%	264	217
San Francisco	273	68	205	75%	77	128
Providence/Newport	135	38	97	72%	42	55
Chicago	275	131	144	52%	104	40
Miami	179	67	112	63%	72	40
Seattle	115	54	61	53%	29	32
Dallas-Fort Worth	109	84	25	23%	62	(37)
Total	$4,042	$956	$3,086	76%	$1,098	$1,988
Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA	$1,988
Centralized costs (1)	(724)
Corporate expenses	(1,533)
Depreciation	(1,070)
Stock-based compensation	(227)
Other income (expense)	(406)
Net loss	$(1,972)

Market data for the year ended December 31, 2009
(in thousands)
Market	Revenues	Cost of Revenues(1)	Gross Margin(1)		Operating Costs	Adjusted Market EBITDA
New York	$5,218	$929	$4,289	82%	$1,247	$3,042
Boston	3,983	656	3,327	84%	735	2,592
Los Angeles	1,930	340	1,590	82%	1,043	547
San Francisco	984	218	766	78%	414	352
Providence/Newport	530	151	379	72%	200	179
Chicago	951	391	560	59%	460	100
Miami	590	259	331	56%	382	(51)
Seattle	431	233	198	46%	259	(61)
Dallas-Fort Worth	298	261	37	12%	404	(367)
Total	$14,915	$3,438	$11,477	77%	$5,144	$6,333
Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA	$6,333
Centralized costs (1)	(2,787)
Corporate expenses	(6,140)
Depreciation	(4,035)
Stock-based compensation	(803)
Other income (expense)	(1,193)
Net loss	$(8,625)
(1) Certain expenses are reported as Cost of Revenues for financial statement purposes but are included in Centralized costs in the Market Data table because they are not specific to any market.  These costs totaled $62 and $252 for the three months and year ended December 31, 2009, respectively.

Conference Call and Webcast

A conference call led by President and Chief Executive Officer, Jeff Thompson, and Chief Financial Officer, Joseph Hernon, will be held on March 17, 2010 at 5:00 p.m. EST to review results and provide an update on business developments.

Interested parties may participate in the conference by dialing 877-755-7423 or 678-894-3069 (for international callers). A telephonic replay of the conference may be accessed approximately one hour after the call through March 24, 2010 at 11:59 p.m. EST by dialing 800-642-1687 or 706-645-9291 (for international callers) using pass code 56447159.

The call will also be webcast and can be accessed in a listen-only mode on the Company’s website at http://ir.towerstream.com/eventdetail.cfm?eventid=77896

Towerstream’s wireless broadband solution network delivers high-speed Internet access supporting VoIP, bandwidth on demand, wireless redundancy, VPNs, disaster recovery, bundled data, and video services, and can be delivered in days.  Unlike cable Internet and DSL, Towerstream connections are symmetrical, which means that the upload and download speeds are identical.  This creates a more stable connection, suitable for VoIP and web hosting, as well as many other business applications. Companies utilizing multiple appliances simultaneously, such as streaming video and VoIP, can prioritize their bandwidth to secure mission-critical activities.  All of Towerstream’s products are backed by its Service Level Agreement (SLA) and the ability to be up and running within a week.  Towerstream currently serves businesses of all sizes in New York, Boston, Los Angeles, Chicago, the San Francisco Bay Area, Miami, Seattle, Dallas-Fort Worth, Philadelphia and Providence/Newport, RI.

For more information, visit www.towerstream.com.

About Towerstream Corporation
Towerstream is a leading wireless Internet service provider in the U.S., delivering high-speed Internet access to businesses.  Founded in 2000, the Company has established networks in ten markets including New York City, Boston, Los Angeles, Chicago, the San Francisco Bay Area, Miami, Seattle, Dallas-Fort Worth, Philadelphia and the greater Providence area where the Company is based.  The Company was the first carrier selected to join the WiMAX Forum to assist leading vendors in establishing industry compliance with international broadband wireless access standards and cross-vendor interoperability.  Towerstream was awarded two 2008 Telephony Innovation  Awards for Most Innovative Broadband Wireless Service and Most Innovative Small Business Service and the Best of WiMAX World 2008 Service Provider Deployment Award for its New York City network.

Safe Harbor
Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective.  Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations.  Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:
Seth Potter
ICR Inc.
646-277-1230
Seth.Potter@icrinc.com

MEDIA CONTACT:
Todd Barrish
LaunchSquad Public Relations
212-564-3665
todd@launchsquad.com